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                                     -22-
                                EMC CORPORATION



Exhibit 11.1 Computation of Primary and Fully Diluted Net Income Per Share (unaudited)
                  (Amounts in thousands except share and per share data)

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
                                                      Three Months Ended                   Nine Months Ended
                                                      ------------------                   -----------------
                                                September 30,   September 30,       September 30,   September 30,
                                                    1997            1996                1997            1996
                                                    ----            ----                ----            ----
Primary
-------

Net income                                      $    132,622    $     90,347        $    372,289    $    261,946
Add back interest expense
   on convertible notes                                4,205           2,438               9,297           7,316
Less tax effect on interest
   expense on convertible notes                       (1,682)           (975)             (3,719)         (2,926)
                                                ------------    ------------        ------------    ------------
Net income for purposes of calculating
   primary net income per share                 $    135,145    $     91,810        $    377,867    $    266,336
                                                ============    ============        ============    ============

Weighted average shares
   outstanding during the period                 247,333,328     232,295,208         246,468,084     231,271,815

Common equivalent shares                          18,342,474      16,702,332          15,167,452      17,442,159
                                                ------------    ------------        ------------    ------------

Common and common equivalent shares
   outstanding for purpose of calculating
   primary net income per share                  265,675,802     248,997,540         261,635,536     248,713,974
                                                ============    ============        ============    ============

Primary net income per share (Note 4)                  $0.51           $0.37               $1.44           $1.07

Fully Diluted
-------------

Net income                                      $    132,622    $     90,347        $    372,289    $    261,946
Add back interest expense on
   convertible notes                                   4,205           2,438               9,297           7,316
Less tax effect on interest expense
   on convertible notes                               (1,682)           (975)             (3,719)         (2,926)
                                               -------------    ------------        ------------    ------------
Net income for purpose of calculating
   fully diluted net income per share           $    135,145    $     91,810        $    377,867    $    266,336
                                               =============    ============        ============    ============

Common and common equivalent shares
   outstanding for purpose of calculating
   primary net income per share                  265,675,802     248,997,540         261,635,536     248,713,974

Incremental shares to reflect full dilution          590,978         797,225           1,162,663         572,536
                                                ------------    ------------        ------------    ------------

Total shares for purpose of calculating
   fully diluted net income per share            266,266,780     249,794,765         262,798,199     249,286,510
                                               =============    ============        ============    ============

Fully diluted net income per share (Note 4)            $0.51           $0.37               $1.44           $1.07
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